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                                                         EXHIBIT 10.5(a)




November 14, 2000



Angela D. Toppi
Chief Financial Officer
Trans-Lux Corporation
110 Richards Avenue
Norwalk, CT 06856-5090

Via Fax:  (203) 866-9496

Dear Angela:

First Union National Bank ("First Union") hereby amends the Credit Agreement dated August 28, 1995 among the Borrowers and Lender (as amended, modified, supplemented or restated from time to time, the "Credit Agreement") and the Reimbursement Agreement ("Reimbursement Agreement") dated June 3, 19999 among Trans-Lux Corporation, Integrated Systems Engineering, Inc. and First Union (as amended, modified, supplemented or restated from time to time). Collectively, the Credit Agreement and Reimbursement Agreement are referred to herein as the "Agreements".

The amendment, by way of this letter agreement, shall be for the financial covenant testing period ending September 30, 2000 only. The amendment to paragraph 1 of Schedule 6.11 of each of the Agreements is as follows:

1. Debt Service Coverage Ratio. TLX, on a consolidated basis, shall maintain as of September 30, 2000 for the most recent 12-month period, a Debt Service Coverage Ratio of not less than 1.40 to 1.00. For purposes of this calculation, the amount of Current Maturities shall not include any amount outstanding under Loan C Prior to June 30, 2002, but shall include the aggregate of Capital Lease Obligations.

For subsequent testing periods, the Debt Service Coverage Ratio shall be tested in accordance with the existing Agreements as of the day prior to this letter agreement.

Sincerely,

/s/ Stephen T. Dorosh

Stephen T. Dorosh

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                                                         EXHIBIT 10.5(b)



Angela Toppi
Sr. Vice President & Chief Financial Officer
Trans-Lux Corporation
110 Richards Ave.
Norwalk, CT. 06856-5090

Re: Agreement to modify certain financial covenants included in each of the following agreements between First Union National Bank ("First Union"); and Trans-Lux Corporation, Integrated Systems Engineering and all co-borrowers and guarantors thereto (referred to jointly as "the Borrower").

    (1) The Credit Agreement dated as of August 28, 1995, as amended; and
    (2) The Letter of Credit and Reimbursement Agreement as of June 3, 1999.

Dear Angela:

A) Modification of Financial Covenants.

Effective as of December 31, 2000 each of the following financial covenants are modified as follows:

(1) Consolidated Tangible Net Worth.
------------------------------------

    - Borrower will be in compliance, as of December 31, 2000, if its Consolidated Tangible Net Worth as of that date is not less than $20,000,000.

    - For Fiscal Quarter end-date of March 31, 2001 and each Fiscal Quarter end-date thereafter, Borrower's Consolidated Tangible Net Worth will be an amount not less than the sum of (i) $20,000,000 and (ii) 50% of Borrower's cumulative net income from January 1, 2001 through the end of the Fiscal Quarter for which covenant is being tested. Cumulative net income will be no less than $0.00 for purposes of the covenant calculation.

(2) Debt Service Coverage Ratio.
--------------------------------

    - Borrower will be in compliance, as of December 31, 2000, and at each Fiscal Quarter end-date through and including September 30, 2001, if its Debt Service Coverage Ratio as of those dates is not less than 1.25 to 1.00.

    - For Fiscal Quarter end-date of December 31, 2001 and each Fiscal Quarter end-date through and including September 30, 2002, Borrower's Debt Service Coverage Ratio will be no less than 1.40 to 1.00.

    - For Fiscal Quarter end-date of December 31, 2002 and each Fiscal Quarter end-date thereafter, Borrower's Debt Service Coverage Ratio will be no less than 1.50 to 1.00.

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(3) Senior Funded Debt to Cash Flow Ratio.
------------------------------------------

    - Borrower will be in compliance, as of December 31, 2000, and at each Fiscal Quarter end-date through and including September 30, 2001, if its Senior Funded Debt to Cash Flow Ratio as of those dates is not greater than 4.25 to 1.00.

    - For Fiscal Quarter end-date of December 31, 2001 and each Fiscal Quarter end-date through and including September 30, 2002, Borrower's Senior Funded Debt to Cash Flow Ratio will not be greater than 3.75 to 1.00.

    - For Fiscal Quarter end-date of December 31, 2002 and each Fiscal Quarter end-date through and including September 30, 2003, Borrower's Senior Funded Debt to Cash Flow Ratio will not be greater than 3.50 to 1.00.

    - For Fiscal Quarter end-date of December 31, 2003 and each Fiscal Quarter end-date thereafter, Borrower's Senior Funded Debt to Cash Flow Ratio will not be greater than 3.25 to 1.00.

B) Modification of EBITDA term.

Effective as of December 31, 2000, the term EBITDA, as it is applied to the calculation of (i) the Senior Funded Debt to Cash Flow Ratio and (ii) the Debt Service Coverage Ratio, will mean:

For any rolling four-quarter period; the sum of (i) net income, (ii) provision for income tax, (iii) interest expense, (iv) depreciation expense, (v) amortization expense and (vi) any accounting loss (before tax), reported on Borrower's income statement, for the sale of an asset; minus the sum of (i) interest income and (ii) any accounting gain (before tax), reported on Borrower's income statement, for the sale of an asset.

C) Amendment fee:
By executing this letter agreement Borrower agrees to an amendment fee in the amount of $1,500. Borrower will either authorize a debit of its operating account or remit a check which will be delivered to the Bank with an executed copy of this letter.

D) All other terms and conditions of the referenced agreements remain unchanged.

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E) Representations and warranties:
The Borrower, by Signature below, represents and warrants that after giving effect to the covenants, there exist no defaults or Event of Default under the Loan Documents, that the Loan Documents are in full force and effect, and that Borrower does not have any defenses to its obligations under the Loan Documents nor any claims against Bank.

Please evidence acceptance of these modifications by signing and returning to the Bank a copy of this letter bearing original authorized signature of each of the parties indicated.


FIRST UNION NATIONAL BANK


By: /s/ Philip A. Galioto
Philip A. Galioto
Assistant Vice President

ACCEPTED AND AGREED TO:

TRANS-LUX CORPORATION, on behalf of itself and co-borrowers and guarantors
     /s/ Victor Liss
By:  ------------------------------
        Victor Liss, President

     /s/ Angela Toppi
By:  ------------------------------
        Angela Toppi, Senior Vice President